United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Attention: Dean Suehiro

August 31, 2012

Re:	Central European Media Enterprises Ltd.

Form 10-K for the Year Ended December 31, 2011
Filed February 22, 2012
Amendment No. 1 to Form 10-K for the Year Ended December 31, 2011
Filed April 20, 2012
Form 10-Q for the Period Ended June 30, 2012
Filed August 1, 2012

File No. 0-24796

Dear Mr. Suehiro:
Pursuant to our telephone conversation with you on August 30, 2012, this letter is to confirm that the Company expects to respond to the Staff's comment letter dated August 28, 2012 by September 28, 2012.

If you have any questions, please call the undersigned at 011 242 465 525, or send an email to Dave.Sturgeon@cme.net.
Yours sincerely,
/s/ Dave Sturgeon
Dave Sturgeon
Deputy Chief Financial Officer

cc:    Robert Littlepage, US Securities and Exchange Commission
Jonathan Groff, US Securities and Exchange Commission
Larry Spirgel, US Securities and Exchange Commission
Daniel Penn, Central European Media Enterprises Ltd.
Stephen Griggs, Deloitte LLP
Robert L. Kohl, Katten Muchin Rosenman LLP